Exhibit 4.1

One Post Office Square Boston, MA 02109

June 9, 2015

Gulfport Energy Corporation

14313 North May, Suite 100

Oklahoma City, OK 73134

To Whom It May Concern:

Each of the funds, entities or accounts listed on Exhibits A, B and C hereto (collectively, the “Funds”), is sponsored or managed on a discretionary basis by either Putnam Investment Management, LLC (“PIM”), The Putnam Advisory Company, LLC (“PAC”), or Putnam Fiduciary Trust Company (“PFTC”) and holds common stock (“Shares”) of Gulfport Energy Corporation (the “Company”). In addition, each of the funds, entities or accounts listed on Exhibit D hereto is managed on a discretionary basis by either PIM or PAC (collectively, “Non-Waiving Investors”) and holds Shares, and other funds, entities or accounts sponsored or managed on a discretionary basis by PIM, PAC, PFTC or Putnam Investments Limited (“PIL”) and officers, directors, and/or employees of PIM, PAC, PFTC or PIL (collectively, “Other Putnam Investors”) may own or acquire securities issued by the Company from time to time.

In the event that Shares of the Company, together with any other securities issued by the Company that constitute “voting securities” (as defined below) (the “Company Voting Securities”), confer “voting rights” (as defined below) (the “Company Voting Rights”), in each case exercisable by the Funds and any Non-Waiving Investors or Other Putnam Investors, exceeding, in the aggregate, 4.99% of the total voting rights exercisable by holders of outstanding Company Voting Securities (the portion of Company Voting Securities held by the Funds, Non-Waiving Investors and Other Putnam Investors that confer Company Voting Rights exceeding 4.99% of all voting rights exercisable by holders of outstanding Company Voting Securities being referred to as the “Excess Voting Securities”), the Funds, and PIM, PAC and PFTC (on behalf of each Other Putnam Investor) agree to forego and to waive any and all voting rights they may have in respect of the Excess Voting Securities and any additional Company Voting Securities (“Additional Voting Securities”) so that the Company Voting Rights exercisable by the Funds, Non-Waiving Investors and Other Putnam Investors in the aggregate do not confer voting rights exceeding 4.99% of total voting rights exercisable by all holders of outstanding Company Voting Securities after subtracting from such total voting rights, in the calculation of the total number of Company Voting Rights deemed to be outstanding, all Company Voting Rights exercisable by Excess Voting Securities, Additional Voting Securities and any other Company Voting Securities held by other securityholders of the Company who have waived any or all voting rights. (In respect of PIM, PAC and PFTC’s agreement on behalf of Other Putnam Investors, PIM, PAC and PFTC has or will obtain authority from each such Other Putnam Investor to agree to the foregoing waiver on behalf of the Other Putnam Investor.) The voting rights so foregone and waived will be apportioned among the Funds and Other Putnam Investors on a pro rata basis based upon their relative Share holdings in the Company at the time of the exercise of any vote. For purposes of this agreement, “voting rights” are rights to vote for the election or removal of the Company’s directors, or rights deemed to be equivalent to the right to vote for the election or removal of a director, under applicable interpretations of the term “voting security” under the Investment Company Act of 1940, as amended, by the Securities and Exchange Commission or its staff.

This agreement to forego and waive voting rights is irrevocable with respect to the Funds and any Other Putnam Investor that is an investment company registered under the Investment Company Act of 1940, as amended, and is irrevocable with respect to the Funds and Other Putnam Investors until such time as the Funds and any Other Putnam Investor that is an investment company registered under the Investment Company Act of 1940, as amended, is no longer an owner of any Shares in the Company, at which time this agreement will expire and the remaining Funds and Other Putnam Investors will be entitled to exercise any and all voting rights pertaining to their Company Voting Securities. It is the intention of the undersigned that this letter be interpreted broadly to effect the desire that the Excess Shares and Additional Shares be identical to that of a separate non-voting class.

A copy of the Agreement and Declaration of Trust of each of the Putnam Funds is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of each Putnam Fund as Trustees and not individually and that the obligations of this instrument are not binding on any of the Trustees or officers or shareholders individually, but are binding only on the assets or property of each Putnam Fund with respect to its obligations hereunder. Furthermore, notice is given that the assets and liabilities of each series of each Putnam Fund that is a series company are separate and distinct and that the obligations of or arising out of this instrument are several and not joint and are binding only on the assets or property of each series with respect to its obligations hereunder. In addition, although multiple Putnam Funds may be party hereto, each Putnam Fund is entering into this instrument individually (and not jointly or jointly and severally) and is not liable for any matter relating to any other Putnam Fund.

Very truly yours,

Putnam Investment Management, LLC
For itself and as investment manager on behalf of each entity listed on Exhibit A and, as applicable, Exhibit D hereto

By:	/s/ Brian D. Lenhardt
	Name:	Brian D. Lenhardt
	Title:	Chief Operating Officer, Investment Division

The Putnam Advisory Company, LLC
For itself and as investment manager on behalf of each entity listed on Exhibit B and, as applicable, Exhibit D hereto

By:	/s/ Brian D. Lenhardt
	Name:	Brian D. Lenhardt
	Title:	Chief Operating Officer, Investment Division

Putnam Fiduciary Trust Company
For itself and as investment manager on behalf of each entity listed on Exhibit C hereto

By:	/s/ Brian D. Lenhardt
	Name:	Brian D. Lenhardt
	Title:	Chief Operating Officer, Investment Division

Accepted and Agreed to:

Gulfport Energy Corporation

By:	/s/ Aaron Gaydosik
	Name:	Aaron Gaydosik
	Title:	Chief Financial Officer